Exhibit 21.1

SUBSIDIARIES OF AVOCENT CORPORATION

As of December 31, 2004

1.             Avocent Huntsville Corp., an Alabama corporation

2.             Avocent Services Corporation, a Texas corporation

3.             Avocent International, Ltd., an Ireland corporation

4.             Avocent Computertechnik GmbH, a Germany corporation

5.             Avocent Redmond Corp., a Washington corporation

6.             Apex International, Inc., a Washington corporation

7.             Apex PC Solutions, Ltd., a Barbados corporation

8.             Avocent Nevada LLC, a Washington corporation

9.             Avocent Texas, L.P., a Texas limited partnership

10.           Avocent Texas I, LLC, a Washington limited liability company

11.           Avocent Texas II, LLC, a Washington limited liability company

12.           Avocent Utah Corp., a Delaware corporation

13.           Avocent California Corp., a California corporation

14.           Nihon Avocent KK, a Japan corporation

15.           Avocent China LTD, a Hong Kong corporation

16.           OSA Technologies, Inc., a Delaware corporation

17.           OSA Info (Shanghai) Co. LTD., a China corporation

18.           Avocent Canada Holding Corp., a Delaware corporation

19.           Sonic Mobility Corp., a Canada corporation

20.           Avocent Ireland Holdings Ltd., an Ireland corporation

21.           Avocent UK Ltd., a United Kingdom corporation

22.           Avocent France SARL, a France corporation

23.           Avocent Netherlands B.V. a Netherlands corporation